POPE Resources

Computershare

Computershare Trust Company, N.A.
P.O. Box 43011
Providence Rhode Island 02940-3011
Within USA, US territories & Canada: (800) 322-2885
Outside USA, US territories & Canada: (212) 929-5500
www.computershare.com/investor

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DESIGNATION (IF ANY)
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C 1234567890 J N T

Tax ID certification on file: <Certified Y/N>

TOTAL UNITS 12345678901234

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
ELECTION FORM AND LETTER OF TRANSMITTAL
ELECTION DEADLINE IS 5:00 P.M. EASTERN TIME, ON MAY 5, 2020 (UNLESS EXTENDED)
Please complete and return promptly in accordance with the enclosed Instructions.

Pursuant to the Agreement and Plan of Merger, dated as of January 14, 2020, as amended by Amendment No. 1, dated as of April 1, 2020 (as amended and as may be further amended from time to time, the "***merger agreement***"), by and among Rayonier, Inc. ("***Rayonier***"), Rayonier Operating Company LLC, Rayonier, L.P. ("***Opco***"), Rayonier Operating Company Holdings, LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP MergerSub III, LLC ("***Merger Sub 3***"), Pope Resources, a Delaware Limited Partnership ("***Pope***"), Pope MGP, Inc. and Pope EGP, Inc., subject to the conditions of the merger agreement, Merger Sub 3 will merge with and into Pope, with Pope surviving as an indirect wholly owned subsidiary of Opco (such transaction, the "***merger***"). Rayonier will be the general partner of Opco, which will be the operating company of Rayonier. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each Pope unit that you own immediately prior to the effective time will be cancelled and automatically converted into the right to receive, at your election and subject to proration, (i) 3.929 shares of common stock, no par value, of Rayonier ("***Rayonier shares***") (such election, the "***stock election***"), (ii) 3.929 units of Opco ("***Opco units***") (such election, the "***Opco election***") or (iii) $125.00 in cash, subject to applicable withholding tax and without interest (such election, the "cash, election" each of the cash election, the stock and the Opco election, an "***election***"). If a valid election with respect to a Pope unit is not received by the election deadline (described below), you will be deemed to have made the stock election with respect to such Pope unit. Please note that the Opco units are generally not transferable, will not be listed on an exchange, and the holder of the Opco units can only have the Opco units redeemed for cash (or, at Rayonier's election, for Rayonier shares) once per quarter and after a 60-day notice period, subject to certain conditions.

Elections will be subject to proration so that approximately 70% of the Pope units converted into merger consideration will be exchanged for Rayonier shares or Opco units and approximately 30% of the Pope units converted into merger consideration will be exchanged for cash. Accordingly, the aggregate amount of Rayonier shares and Opco units, on the one hand, and cash, on the other hand, that will be issued in the merger will equal the amounts issued as if every Pope unit converted into merger consideration would receive 2.751 Rayonier shares or Opco units and $37.50 in cash. If elections for the Rayonier shares and Opco units are oversubscribed, then to reduce the effect of any proration, Rayonier can in its discretion add additional equity (and correspondingly reduce the amount of cash) payable to unitholders who make such an election. If you make the cash election with respect to a Pope unit, you may also elect, with respect to each such Pope unit, whether to receive, in the event the cash election is oversubscribed and subject to proration, (a) Rayonier shares and cash or (b) Opco units and cash (the "***proration election***"). You may make a different proration election with respect to each Pope unit for which you make a cash election. If you make a cash election with respect to a Pope unit and you do not make a valid proration election for such Pope unit by the election deadline, then you will be deemed to have elected to receive Rayonier shares and cash for such Pope unit in the event the cash election is oversubscribed and subject to proration. You will not receive any fraction of a Rayonier share or Opco unit. Instead, if the aggregate number Rayonier shares or Opco units that you are entitled to receive as part of the merger consideration would include a fraction of a Rayonier share or a fraction of an Opco unit, you will receive cash in lieu of that fractional share or Opco unit, as the case may be. For a full discussion of the proposed merger and effect of this election, see the proxy statement/prospectus of Rayonier, Opco and Pope with respect to the merger (the "***proxy statement/prospectus***").

This election form and letter of transmittal (the "***election form***") is provided for you to indicate your elections of merger consideration and to surrender your certificates representing Pope units.

This election form may be used to make an election only with respect to the Pope units listed below. You may receive additional election forms with respect to Pope units held by you in another manner or in another name (if any). **Election forms and the listed original certificates representing your Pope units must be RECEIVED by Computershare Trust Company, N.A., the exchange agent, no later than 5:00 p.m., Eastern Time, on May 5, 2020 (unless the election deadline is extended) (such date, the "*election deadline*").**

Your Pope Certificate(s):

Please locate and surrender the listed certificates and indicate the number of units represented by each certificate. Units held in book-entry form are not required to be listed in this section.

Certificate Numbers	Units	Certificate Numbers	Units
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234
XXXX12345678	12345678901234	XXXX12345678	12345678901234

You hold more than 10 certificates, not all certificates can be listed on this form.

Other Certificate Total	Total Certificated Units	Units Held By Us	Total Units
12345678901234	12345678901234	12345678901234	12345678901234

1 2 3 4 5 6 7 8 9 0 1 2 3 4 6 V O L C O Y C C L S

038RFF

. Please mark the box(es) below to make (i) the stock election with respect to all or a specified number of your Pope units identified on the reverse side, (ii) the Opco election with respect to all or a specified number of your Pope units identified on + the reverse side and/or (iii) the cash election with respect to all or a specified number of your Pope units identified on the reverse side, each of which is subject to proration pursuant to the merger agreement and as described in the proxy statement/prospectus with respect to the merger. ONLY for those Pope unitholders making the cash election, please also mark the appropriate box(es) below to make the proration election with respect to all or a specified number of your Pope units for which you have made the cash election identified on the reverse side to receive either (i) Rayonier shares and cash or (ii) Opco units and cash, in each case with respect to such Pope units, that would be subject to proration if the cash elections are oversubscribed. MERGER CONSIDERATION ELECTION STOCK ELECTION – 3.929 Rayonier shares, per Pope unit Mark this box to elect to receive the stock election consideration with respect to ALL of your Pope units. Mark this box to elect to elect the stock election consideration with respect to the following number of your Pope units. Please fill in the number of Pope units for which you would like to make a stock election. OPCO ELECTION – 3.929 Opco units, per Pope unit Mark this box to elect to receive the Opco election consideration with respect to ALL of your Pope units. Mark this box to elect to receive the Opco election consideration with respect to the following number of your Pope units. Please fill in the number of Pope units for which you would like to make an Opco election. Please note that the Opco units are generally not transferable, will not be listed on an exchange, and the holder of the Opco units can only have the Opco units redeemed for cash (or, at Rayonier’s election, for Rayonier shares) once per quarter and after a 60-day notice period, subject to certain conditions. CASH ELECTION – $125.00 in cash, subject to applicable withholding tax and without interest, per Pope unit Mark this box to elect to receive the cash election consideration with respect to ALL of your Pope units. Mark this box to elect to receive the cash election consideration with respect to the following number of your Pope units. Please fill in the number of Pope units for which you would like to make a cash election. These elections will be subject to proration in accordance with the terms of the merger agreement as described in the proxy statement/prospectus. PRORATION ELECTION **Complete the section below only with respect to any Pope unit for which you made a cash election** In the event that the cash elections are oversubscribed, I hereby elect that the Pope units for which I have made a cash election will be prorated in accordance with the merger agreement into: RAYONIER SHARES AND CASH – Receive Rayonier shares and cash in the event that the cash election is oversubscribed and your cash election unit are prorated Mark this box to elect to make a proration election to receive Rayonier shares and cash with respect to ALL the Pope units for which you made a cash election. Mark this box to elect to make a proration election to receive Rayonier shares and cash with respect to the following number of Pope units for which you made a Pope election. Please fill in the number of Pope units for which you would like to make this proration election. OPCO UNITS AND CASH – Receive Opco units and cash in the event that the cash election is oversubscribed and your cash election units are prorated Mark this box to elect to make a proration election to receive Opco units and cash with respect to ALL the Pope units for which you made a cash election. Mark this box to elect to make a proration election to receive Opco units and cash with respect to the following number of Pope units for which you made a cash election. Please fill in the number of Pope units for which you would like to make this proration election. You will be deemed to have made “no election” (which is equivalent to a stock election) if: A. You fail to follow the instructions on this election form or otherwise fail to properly make an election; B. A properly completed election form is not actually received by the exchange agent at or before the election deadline; or C. You properly and timely revoke a prior election without making a new election. For the Pope units for which you have made a cash election, you will be deemed to have made no proration election (which is equivalent to an election to be prorated into Rayonier shares and cash) for such Pope units if: A. You fail to follow the instructions on this election form or otherwise fail to properly make a proration election; B. You properly and timely revoke a prior proration election without making a new proration election; or C. As described in Instruction B.7, you indicate a number of proration elections that is different than the number of Pope units for which you have made a cash election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration that you elect. No guarantee can be made as to the value of the stock consideration received relative to the value of the Pope units being exchanged. You are encouraged to obtain current market quotations for Pope units and Rayonier shares when making your election. To be effective, this election form must be properly completed, signed and delivered to the exchange agent along with your original certificate(s) representing your Pope units. Do not send the election form or your certificate(s) to Pope or Rayonier. Mutilated, Lost, Stolen or Destroyed Certificates: If your certificate(s) have been mutilated, lost, stolen or destroyed, then you should promptly call Computershare at 877-255-0989. You will then be instructed by Computershare as to the steps that must be taken to replace the certificate(s). The election form and the payment of the merger consideration cannot be processed until the procedure for replacing the lost or destroyed certificate(s) has been followed. SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on the listed certificate(s) identified on the reverse side or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions C.1 and C.6. By signing below, I represent and warrant as follows: (1) I have full power and authority to surrender the Pope units represented by the certificate(s) identified on the reverse side, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the exchange agent to be appropriate or necessary to complete the surrender and exchange of my Pope units. Signature of owner Signature of co-owner, if any Area Code/Phone Number MEDALLION SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 6. Authorized Signature Name of Firm Address of Firm – Please Print 12345678901234 6VOL COYC CLS +

. SPECIAL PAYMENT, TRANSFER AND DELIVERY FORM + The Merger Consideration will be issued in the name and address provided on the Letter of Transmittal unless instructions are given in the boxes below. Special Payment, Issuance or Delivery Instruction will require a Medallion Signature Guarantee. Special Payment and/or Transfer Instructions Special Delivery Instructions To be completed ONLY if the merger consideration is To be completed ONLY if the merger consideration is to be issued to a name that is different from the name to be issued to an address that is different from the on the surrendered certificate(s). address reflected above. Issue Check to: Deliver Check to: Shares to: Shares to: Name: _____________________________________ Name: _____________________________________ (Please Print) (Please Print) Address: ___________________________________ Address: ___________________________________ ___________________________________________ ___________________________________________ Telephone Number:___________________________ Telephone Number:___________________________ If you have questions concerning the nature of the Special Payment, issuance or Delivery Instructions, please consult with your own professional advisor or call 800-546-5141. Medallion Signature Signatures of All Current Holders or Legal Representatives // 12345678901234 6VOL COYC CLS +